Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Page
Reports of Independent Auditors	2
Consolidated Balance Sheets as of December 31, 2002 and 2003 (Reorganized Company)	5
Consolidated Statements of Operations for the Year Ended December 31, 2001, the Five Months Ended May 31, 2002 (Predecessor Company), the Seven Months Ended December 31, 2002 and the Year Ended December 31, 2003 (Reorganized Company)	6
Consolidated Statements of Stockholders’ Equity (Deficit) for the Year Ended December 31, 2001, the Five Months Ended May 31, 2002 (Predecessor Company), the Seven Months Ended December 31, 2002 and the Year Ended December 31, 2003 (Reorganized Company)	7
Consolidated Statements of Cash Flows for the Year Ended December 31, 2001, the Five Months Ended May 31, 2002 (Predecessor Company), the Seven Months Ended December 31, 2002 and the Year Ended December 31, 2003 (Reorganized Company)	8
Notes to Consolidated Financial Statements	9

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Arch Wireless, Inc.:

In our opinion, the accompanying consolidated statements of operations, of cash flows and of changes in stockholders’ equity for the period from January 1, 2002 to May 31, 2002 present fairly, in all material respects, the results of operations and cash flows of Arch Wireless, Inc. and its subsidiaries (Predecessor Company) for the period from January 1, 2002 to May 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The consolidated financial statements of Arch Wireless, Inc. and its subsidiaries for the year ended December 31 2001, prior to the adjustments discussed in Note 1, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated March 7, 2002 (except for the matter discussed in Note 15 to the 2001 financial statements as to which the date is May 29, 2002).

As discussed in Note 3 to the consolidated financial statements, the Company emerged from Chapter 11 bankruptcy on May 29, 2002. Upon emergence from bankruptcy, the Company changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. As discussed above, the consolidated financial statements of Arch Wireless, Inc. for the year ended December 31, 2001, were audited by other independent accountants who have ceased operations. As described in Note 1 to the consolidated financial statements, these consolidated financial statements have been restated to reclassify gains on the extinguishment of debt in compliance with Statement of Financial Accounting Standards (“SFAS”) No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002, which was adopted by the Reorganized Company as of June 1, 2002. We audited the adjustments described in Note 1 to the consolidated financial statements that were applied to restate the 2001 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Arch Wireless, Inc. other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 2004

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Arch Wireless, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders’ equity present fairly, in all material respects, the financial position of Arch Wireless, Inc. and its subsidiaries (Reorganized Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the period from June 1, 2002 to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company emerged from Chapter 11 bankruptcy on May 29, 2002. Upon emergence from bankruptcy, the Company changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 2004

The Report of Independent Public Accountants below is a copy of a report previously issued by Arthur Andersen LLP, which has not been reissued by Arthur Andersen LLP. The consolidated balance sheet at December 31, 2001 and the consolidated statements of operations, cash flows and stockholders’ equity for the year ended December 31, 2000 are not required to be presented in this Form 10-K. The note references in the opinion below are to the financial statements included in our Form 10-K/A for the year ended December 31, 2001 filed June 13, 2002. As discussed in Note 1 in the consolidated financial statements, the Company has revised its consolidated financial statements for the year ended
December 31, 2001to reclassify gains on the extinguishment of debt in compliance with Statement of Financial Accounting
Standards (“SFAS”) No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections
as of April 2002”, which was adopted by the Reorganized Company as of June 1, 2002. The Arthur Andersen LLP report does not extend to these revisions. The revisions related to these reclassifications were reported on by
PricewaterhouseCoopers LLP, as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Wireless, Inc.:

We have audited the accompanying consolidated balance sheets of Arch Wireless, Inc. (a Delaware corporation) (the “Company”) and subsidiaries as of December 31, 2000, as restated (see Note 14), and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), as restated (see Note 14), and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Wireless, Inc. and subsidiaries as of December 31, 2000, as restated (see Note 14), and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, on December 6, 2001, the Company and substantially all of its domestic subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company’s ability to continue as a going concern in its present form. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 1 to the financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instrument and hedging activities in accordance with Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities.

/s/ Arthur Andersen LLP

Boston, Massachusetts
March 7, 2002 (except
for the matter discussed in
Note 15 as to which the date
is May 29, 2002)

ARCH WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$37,187	$34,582
Accounts receivable (less reserves of $22,492 and $8,645 in 2002 and 2003, respectively)	45,308	26,052
Deposits	4,880	6,776
Prepaid rent	9,857	514
Prepaid expenses and other	17,999	7,381
Deferred income taxes	—	30,206

Total current assets	115,231	105,511

Property and equipment:
Land, buildings and improvements	20,649	19,601
Messaging and computer equipment	363,966	368,829
Furniture, fixtures and vehicles	6,445	6,006

	391,060	394,436
Less accumulated depreciation and amortization	87,278	180,563

Property and equipment, net	303,782	213,873

Assets held for sale	3,311	1,139

Intangible and other assets (less accumulated amortization of $3,510 and $5,666 in 2002 and 2003, respectively)	15,600	3

Deferred income taxes	—	189,346

	$437,924	$509,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$55,000	$20,000
Accounts payable	8,412	8,836
Accrued compensation and benefits	20,948	17,820
Accrued network costs	10,052	7,893
Accrued property and sales taxes	12,672	10,076
Accrued interest	1,446	1,520
Accrued restructuring charges	—	11,481
Accrued other expenses	12,324	8,104
Customer deposits	7,011	5,126
Deferred revenue	28,693	20,351

Total current liabilities	156,558	111,207

Long-term debt, less current maturities	162,185	40,000

Other long-term liabilities	788	4,042

Stockholders’ equity:
Common stock—50,000,000 shares authorized, 20,000,000 shares issued and outstanding	20	2
Additional paid-in capital	121,456	339,928
Deferred stock compensation	(4,330)	(2,682)
Retained earnings	1,247	17,375

Total stockholders’ equity	118,393	354,623

	$437,924	$509,872

The accompanying notes are an integral part of these consolidated financial statements.

ARCH WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Predecessor Company		Reorganized Company
	(Note 3)		(Note 3)
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2001	2002	2002	2003
Revenues	$1,163,514	$365,360	$453,369	$597,478
Operating expenses:
Cost of products sold (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	42,301	10,426	7,740	5,580
Service, rental and maintenance (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	306,256	105,990	135,295	192,159
Selling (exclusive of stock based and other compensation shown separately below)	138,341	35,313	37,897	45,639
General and administrative (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	388,979	116,668	136,257	166,167
Depreciation and amortization	1,584,482	82,720	103,875	118,917
Stock based and other compensation	—	—	6,979	11,420
Reorganization expenses	154,927	—	—	—
Restructuring charges	7,890	—	—	11,481

Total operating expenses	2,623,176	351,117	428,043	551,363

Operating income (loss)	(1,459,662)	14,243	25,326	46,115
Interest expense	(230,318)	(2,254)	(18,717)	(19,788)
Interest income	3,371	76	377	551
Gain on extinguishment of debt	34,229	1,621,355	—	—
Other income (expense)	(31,923)	110	(1,129)	516

Income (loss) before reorganization items, net and fresh start accounting adjustments	(1,684,303)	1,633,530	5,857	27,394
Reorganization items, net	—	(22,503)	(2,765)	(425)
Fresh start accounting adjustments	—	47,895	—	—

Income (loss) before income tax benefit (expense) and cumulative effect of change in accounting principle	(1,684,303)	1,658,922	3,092	26,969
Income tax benefit (expense)	121,994	—	(2,265)	(10,841)

Income (loss) before cumulative effect of change in accounting principle	(1,562,309)	1,658,922	827	16,128
Cumulative effect of change in accounting principle	(6,794)	—	—	—

Net income (loss)	(1,569,103)	1,658,922	827	16,128
Preferred stock dividend	(7,260)	—	—	—

Net income (loss) applicable to common stockholders	$(1,576,363)	$1,658,922	$827	$16,128

Basic net income (loss) per common share:
Net income (loss) before accounting change	$(8.79)	$9.09	$0.04	$0.81
Accounting change	(0.04)	—	—	—

Net income (loss)	$(8.83)	$9.09	$0.04	$0.81

Diluted net income (loss) per common share:
Net income (loss) before accounting change	$(8.79)	$9.09	$0.04	$0.81
Accounting change	(0.04)	—	—	—

Net income (loss)	$(8.83)	$9.09	$0.04	$0.81

Basic weighted average common shares outstanding	178,424,997	182,434,590	20,000,000	20,000,000

Diluted weighted average common shares outstanding.	178,424,997	182,434,590	20,000,000	20,034,476

The accompanying notes are an integral part of these consolidated financial statements.

ARCH WIRELESS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

					Accumulated	Retained	Total
		Class B	Additional		Other	Earnings	Stockholders'
	Common	Common	Paid-in	Deferred Stock	Comprehensive	(Accumulated	Equity
	Stock	Stock	Capital	Compensation	Income (loss)	Deficit)	(Deficit)
Predecessor Company
Balance, December 31, 2000	$1,615	$20	$1,095,779	$—	$(82)	$(1,191,596)	$(94,264)
Net loss	—	—	—	—	—	(1,569,103)	(1,569,103)
Foreign currency translation adjustments	—	—	—	—	2,073	—	2,073

Total comprehensive loss							(1,567,030)
Issuance of 18,905,989 shares of common stock in exchange for debt	189	—	11,454	—	—	—	11,643
Conversion of Class B common stock into common stock	20	(20)	—	—	—	—	—
Preferred stock dividend	—	—	—	—	—	(7,260)	(7,260)

Balance, December 31, 2001	1,824	—	1,107,233	—	1,991	(2,767,959)	(1,656,911)
Net income	—	—	—	—	—	1,658,922	1,658,922
Foreign currency translation adjustments	—	—	—	—	(2,011)	—	(2,011)

Total comprehensive income							1,656,911
Cancellation of predecessor equity interests upon emergence from bankruptcy	(1,824)	—	(1,107,233)	—	20	1,109,037	—
Issuance of 20,000,000 shares of Reorganized Company common stock upon emergence from bankruptcy	20	—	121,456	(5,375)	—	—	116,101

Balance, May 31, 2002	$20	$—	$121,456	$(5,375)	$—	$—	$116,101

Reorganized Company
Balance, June 1, 2002	$20	$—	$121,456	$(5,375)	$—	$—	$116,101
Net income	—	—	—	—	—	827	827
Foreign currency translation adjustments	—	—	—	—	1,119	—	1,119

Total comprehensive income							1,946
Partial divestiture of Canadian subsidiaries	—	—	—	—	(1,119)	420	(699)
Amortization of deferred stock compensation.	—	—	—	1,045	—	—	1,045

Balance, December 31, 2002	20	—	121,456	(4,330)	—	1,247	118,393
Net income	—	—	—	—	—	16,128	16,128
Change in par value of common stock	(18)	—	18	—	—	—	—
Issuance of common shares to management pursuant to plan of reorganization	—	—	197	(197)	—	—	—
Amortization of compensation expense associated with stock options issued to the board of directors	—	—	1,304	—	—	—	1,304
Amortization of deferred stock compensation.	—	—	—	1,845	—	—	1,845
Reversal of valuation allowance previously recorded against deferred income tax assets	—	—	216,953	—	—	—	216,953

Balance, December 31, 2003	$2	$—	$339,928	$(2,682)	$—	$17,375	$354,623

The accompanying notes are an integral part of these consolidated financial statements.

ARCH WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Predecessor		Reorganized
	Company	(Note 3)	Company	(Note 3)
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2001	2002	2002	2003
Cash flows from operating activities:
Net income (loss)	$(1,569,103)	$1,658,922	$827	$16,128
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,584,482	82,720	103,875	118,917
Fresh start accounting adjustments	—	(47,895)	—	—
Non-cash reorganization costs	145,584	—	—	—
Deferred income tax (benefit) expense	(121,994)	—	2,265	10,841
Gain on extinguishment of debt	(34,229)	(1,621,355)	—	—
Cumulative effect of accounting change	6,794	—	—	—
Accretion of long-term debt and other non-cash interest expense.	44,138	—	7,185	4,681
Deferred stock compensation	—	—	1,045	3,149
Gain on tower site sale	(3,120)	(1,287)	—	—
Write-off of note receivable	7,500	—	—	—
Loss on sale of FCC licenses	2,435	—	—	—
Provisions for doubtful accounts and service adjustments	56,913	34,355	35,048	23,244
Gain on disposals of property and equipment	—	—	—	(16)
Other income	—	—	—	(286)
Changes in assets and liabilities:
Accounts receivable	(12,777)	(2,827)	(22,848)	(3,988)
Prepaid expenses and other	(24,877)	(17,225)	12,820	18,065
Accounts payable and accrued expenses	(27,266)	(11,843)	(5,155)	(1,840)
Customer deposits and deferred revenue	(7,925)	4,325	(5,777)	(10,227)
Other long-term liabilities	816	(727)	207	2,577

Net cash provided by operating activities	47,371	77,163	129,492	181,245

Cash flows from investing activities:
Additions to property and equipment, net	(105,993)	(44,474)	(39,935)	(25,446)
Additions to intangible and other assets	(3,492)	—	—	—
Proceeds from disposals of property and equipment	—	—	—	3,176
Issuance of long-term note receivable	—	—	(450)	—
Receipts of long-term note receivable	—	—	—	286
Cash balance related to partial divestiture of Canadian Subsidiaries	—	—	(870)	—
Sale of FCC licenses	175,000	—	—	—
Acquisition of companies, net of cash acquired	104	—	—	—

Net cash (used for) provided by investing activities	65,619	(44,474)	(41,255)	(21,984)

Cash flows from financing activities:
Issuance of long-term debt	7,910	—	—	—
Repayment of long-term debt	(178,111)	(65,394)	(90,580)	(161,866)
Net proceeds from sale of preferred stock	75,000	—	—	—

Net cash used in financing activities	(95,201)	(65,394)	(90,580)	(161,866)

Effect of exchange rate changes on cash	(596)	32	3	—

Net (decrease) increase in cash and cash equivalents	17,193	(32,673)	(2,340)	(2,605)
Cash and cash equivalents, beginning of period	55,007	72,200	39,527	37,187

Cash and cash equivalents, end of period	$72,200	$39,527	$37,187	$34,582

Supplemental disclosure:
Interest paid	$115,773	$2,257	$10,065	$15,033

Asset retirement obligations	$—	$—	$2,462	$2,236

Repayment of debt with restricted cash	$—	$36,899	$—	$—

Issuance of new debt and common stock in exchange for liabilities	$—	$416,101	$—	$—

Reorganization expenses paid	$8,336	$22,503	$—	$—

Issuance of Predecessor stock for debt	$18,579	$—	$—	$—

Preferred stock dividend	$7,260	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ARCH WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Restated Financial Statements

     During 2002, the consolidated financial statements have been restated to reclassify gains on the extinguishment of debt for the year ended December 31, 2001 from extraordinary to operating income in compliance with SFAS No. 145, Rescission of FAS Nos. 4, 44 and 64, Amendment of FAS 13, and Technical Corrections as of April 2002, which was adopted as of June 1, 2002.

2. Organization and Significant Accounting Policies

     Business—Arch Wireless, Inc. (“Arch” or the “Company”) is a leading provider of wireless messaging and information services in the United States. Currently, Arch provides one and two-way messaging services. One-way messaging consists of numeric and alphanumeric messaging services. Numeric messaging services enable subscribers to receive messages that are composed entirely of numbers, such as a phone number, while alphanumeric messages may include numbers and letters, which enable subscribers to receive text messages. Two-way messaging services enable subscribers to send and receive messages to and from other wireless messaging devices, including pagers, personal digital assistants or PDAs and personal computers. Arch also offers wireless information services, such as stock quotes, news, weather and sports updates, voice mail, personalized greeting, message storage and retrieval and equipment loss and/or maintenance protection to both one and two-way messaging subscribers. These services are commonly referred to as wireless messaging and information services.

     Bankruptcy-Related Financial Reporting—The consolidated financial statements of Arch, prior to its emergence from chapter 11 on May 29, 2002 (the “Predecessor Company”), have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). Substantially all of the Predecessor Company’s pre-petition debt was in default. As required by SOP 90-7, the Predecessor Company recorded the pre-petition debt instruments at the allowed amount, as defined by SOP 90-7. Accordingly, the Predecessor Company accelerated the accretion of its debt discounts and recorded an expense of approximately $133.8 million during December 2001, which is included in reorganization expense in the Consolidated Statement of Operations. Reorganization expense in 2001 also includes the write-off of $11.8 million of deferred financing costs and $9.3 million of professional fees and other expenses directly related to the bankruptcy filing.

     Arch has prepared the consolidated financial statements on a going-concern basis of accounting. This basis of accounting contemplates continuity of operations, realization of assets and liquidation of liabilities (with the exception of pre-petition liabilities as described above) in the normal course of business. Upon emergence from chapter 11, Arch (the “Reorganized Company”) restated its assets and liabilities, in accordance with SOP 90-7, on the fresh start basis of accounting which requires recording the assets on a fair value basis similar to those required by SFAS No. 141 Business Combinations.

     Risks and Other Important Factors—Based on current and anticipated levels of operations, Arch’s management believes that Arch’s net cash provided by operating activities, together with cash on hand, will be adequate to meet its cash requirements for the foreseeable future.

     In the event that net cash provided by operating activities and cash on hand are not sufficient to meet future cash requirements, Arch may be required to reduce planned capital expenditures, sell assets or seek additional financing. Arch can provide no assurance that reductions in planned capital expenditures or proceeds from asset sales would be sufficient to cover shortfalls in available cash or that additional financing would be available or, if available, offered on acceptable terms.

     Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, particularly the decreased demand for our messaging services. If the rate of decline for our messaging services exceeds our expectations, revenues will be negatively impacted, and such impact could be material. Arch’s plan to consolidate its networks may also negatively impact revenues as customers experience a reduction in, and possible disruptions of, service in certain areas. Under these circumstances,

Arch may be unable to adjust spending in a timely manner to compensate for any future revenue shortfall. It is possible that, due to these fluctuations, Arch’s revenue or operating results may not meet the expectations of investors and creditors, which could impair the value of Arch’s securities.

     Organization and Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliated companies that are 20% - 50% owned entities are accounted for under the equity method of accounting.

     Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, Arch evaluates its estimates and assumptions, including but not limited to those related to the impairment of long-lived assets, reserves for doubtful accounts and service credits, revenue recognition, asset retirement obligations, income taxes and restructuring charges. Arch bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Reclassifications—Certain amounts from the prior years have been reclassified to conform to current year presentation.

     Long-Lived Assets—Leased messaging devices sold or otherwise retired are removed from the accounts at their net book value using the weighted-average method. Property and equipment is depreciated using the straight-line method over the following estimated useful lives:

Estimated
Asset Classification	Useful Life
Buildings and improvements	20 Years
Leasehold improvements	Shorter of 3 Years or Lease Term
Messaging devices	1 - 2 Years
Messaging and computer equipment	1.25 -- 8 Years
Furniture and fixtures	5 Years
Vehicles	3 Years

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Arch is required to evaluate the carrying value of its long-lived assets and certain intangible assets. SFAS No. 144 first requires an assessment of whether circumstances currently exist which suggest the carrying value of long-lived assets may not be recoverable. At December 31, 2003, Arch did not believe any such conditions existed. Had these conditions existed, Arch would have assessed the recoverability of the carrying value of the Company’s long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from such assets. In assessing the recoverability of these assets, Arch would have projected estimated cash flows based on various operating assumptions such as average revenue per unit, disconnect rates, and sales and workforce productivity ratios. If the projection of undiscounted cash flows did not exceed the carrying value of the long-lived assets, Arch would have been required to record an impairment charge to the extent the carrying value exceeded the fair value of such assets. Arch recorded an impairment charge of $976.2 million in the second quarter of 2001 (see Note 4).

     In conjunction with the application of SOP 90-7, assets were recorded at their fair values based principally on a third-party appraisal as of May 29, 2002. However, if the assessment of the criteria above were to change and the projected undiscounted cash flows were lower than the carrying value of assets, Arch would be required to record impairment charges related to the Company’s long-lived assets (see Note 3).

     Revenue Recognition—Arch’s revenue consists primarily of monthly service and lease fees charged to customers on a monthly, quarterly, semi-annual or annual basis. Revenue also includes the sale of messaging devices directly to customers and other companies that resell the Company’s services. In accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, (“EITF No. 00-21”), Arch evaluated these revenue arrangements and determined that two separate units of accounting exist, messaging service revenue and device sale revenue. Accordingly, effective July 1, 2003, Arch recognizes messaging service revenue over the period the service is performed and revenue from device sales is recognized at the time of shipment. Arch recognizes revenue when these four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured. The adoption of EITF No. 00-21, on July 1, 2003, resulted in approximately $945,000 of additional revenue being recognized in the year ended December 31, 2003.

     Prior to July 1, 2003, in accordance with SAB 101, Revenue Recognition in Financial Statements (“SAB 101”), Arch bundled the sale of two-way messaging devices with the related service, since the Company had determined the sale of the service was essential to the functionality of the device. Therefore, revenue from two-way device sales and the related cost of sales were recognized over the expected customer relationship, which was estimated to be two years. In accordance with the transition provisions of EITF No. 00-21, Arch will continue to recognize previously deferred revenue and expense from the sale of two-way devices based upon the amortization schedules in place at the time of deferral. At December 31, 2003, Arch had approximately $2.1 million of deferred revenue and $610,000 of deferred expense that will be recognized in future periods, principally over the next five fiscal quarters.

     Cash Equivalents—Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less.

     Fair Value of Financial Instruments—Arch’s financial instruments, as defined under SFAS No. 107 Disclosures about Fair Value of Financial Instruments, include its cash, accounts receivable and accounts payable and debt financing. The fair value of cash, accounts receivable and accounts payable are equal to their carrying values at December 31, 2002 and 2003. The fair value of the debt is included in Note 6.

     Derivative Instruments and Hedging Activities—In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative’s fair value be recognized in earnings. Arch adopted this standard effective January 1, 2001. Arch has not designated any outstanding derivatives as a hedge under SFAS No. 133. The initial application of SFAS No. 133 resulted in a $6.8 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the impact of initially recording the derivatives at fair value as of January 1, 2001. The changes in fair value of the derivative instruments during 2001 of approximately $15.0 million were recognized in other expense. All of these derivative instruments were terminated during 2001.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. Arch adopted SFAS No. 149 on July 1, 2003 and the adoption did not have any effect on its financial condition or results of operations.

     Stock-Based Compensation—Effective January 1, 2003, compensation expense associated with options is being recognized in accordance with the fair value provisions of SFAS No. 123, Stock Based Compensation, over the options’ vesting period. The transition to these provisions was accounted for and disclosed in accordance with the provisions of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, utilizing the prospective method.

     Prior to December 2002, Arch accounted for its stock option and stock purchase plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees. Since all options were issued at a grant price equal to fair market value, no compensation cost was recognized in the statements of operations. In December 2002, the FASB released SFAS No. 148, which Arch adopted at that time. The following table illustrates the effect on net income and earnings per share if Arch had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the year ended December 31, 2001.

2001
(in thousands, except per share amounts)
Net income (loss), as reported	$(1,569,103)
Deduct: Total stock option based fair value compensation expense	(5,988)

Pro forma net income	$(1,575,091)

Basic net income (loss) per common share:
As reported	$(8.83)
Pro forma	$(8.87)

     Income Taxes—Arch accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws. The Company would provide a valuation allowance against net deferred tax assets if, based on available evidence, it is more likely than not the deferred tax assets would not be realized (see Note 7).

     New Accounting Pronouncements—In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51 and issued a revision to that guidance, FIN No. 46-R, in December 2003. FIN No. 46 and FIN No 46-R provide guidance on the identification of entities for which control is achieved through means other than through voting rights called “variable interest entities” or “VIEs” and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, these interpretations require both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The provisions of FIN No. 46 are applicable to Arch for any interests entered into after January 31, 2003 and the provisions of FIN No. 46-R will be effective in the quarter ended March 31, 2004. Arch does not have any interests that would change its current reporting entity or require additional disclosures outlined in FIN No. 46 or FIN No. 46-R.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Arch adopted SFAF No. 150 on July 1, 2003 and the adoption did not have any effect on its financial statements or results of operations.

     In May 2003, the EITF issued No. 01-08, Determining Whether an Arrangement Contains a Lease. EITF No. 01-08 provides guidance on how to determine whether an arrangement contains a lease that is within the scope of SFAS No. 13, Accounting for Leases. The guidance in EITF No. 01-08 is based on whether the arrangement conveys to the purchaser (lessee) the right to use a specific asset. Arch adopted EITF No. 01-08 on July 1, 2003 and the adoption did not have any effect on its financial condition or results of operations.

     In December 2003, the SEC issued SAB 104, Revenue Recognition, which supercedes portions of SAB 101. The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of EITF 00-21. While the wording of SAB 104 changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on Arch’s financial statements.

     3. Petition for Relief Under Chapter 11 and Fresh Start Accounting

     Certain holders of 123/4% Senior Notes due 2007 of Arch Wireless Communications, Inc. (“AWCI”), a wholly-owned subsidiary of Arch, filed an involuntary petition against AWCI on November 9, 2001 under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts, Western Division. On December 6, 2001, AWCI consented to the involuntary petition and the bankruptcy court entered an order for relief with respect to AWCI under chapter 11 of the Bankruptcy Code. Also on December 6, 2001, Arch and its other wholly-owned, domestic subsidiaries, including Arch Wireless Holdings, Inc. (“AWHI”), filed voluntary petitions for relief, under chapter 11, with the bankruptcy court. These cases are being jointly administered under the docket for Arch Wireless, Inc., et al., Case No. 01-47330-HJB. From December 6, 2001 through May 28, 2002, Arch and its domestic subsidiaries (collectively, the “Debtors”) operated their businesses and managed their property as debtors-in-possession under the Bankruptcy Code. On May 15, 2002, the bankruptcy court entered an order confirming the Debtors’ First Amended Joint Plan of Reorganization, as modified, and the plan became effective on May 29, 2002. As a result of the bankruptcy court’s order confirming the plan of reorganization, Arch and its domestic subsidiaries now operate as reorganized entities.

     Pursuant to Arch’s plan of reorganization, all of its former equity securities were cancelled and the holders of approximately $1.8 billion of its former indebtedness received securities which represented substantially all of Arch’s consolidated capitalization, consisting of $200 million aggregate principal amount of 10% senior subordinated secured notes (which have been fully repaid), $100 million aggregate principal amount of 12% subordinated secured compounding notes and approximately 95% of Arch’s currently outstanding common stock. The remaining common stock of approximately 5% has been or will be distributed pursuant to the terms of the 2002 Stock Incentive Plan to certain members of senior management. All but one of Arch’s former directors have been replaced by new directors, although no material changes have occurred in its senior management.

     The plan provided that 20,000,000 shares be issued; however, the number of shares of new common stock to be distributed to individual former unsecured creditors, and the actual distribution of such shares, is contingent upon the resolution of their individual claims. As of December 31, 2003, a total of 19,483,477 shares had been issued to former secured and unsecured creditors and senior management. The remaining shares will be distributed upon resolution of various claims. All 20,000,000 shares were deemed issued and outstanding for accounting purposes at December 31, 2002 and 2003.

     The accompanying Predecessor Company Consolidated Financial Statements have been prepared in accordance with SOP 90-7 and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Substantially all of the Predecessor Company’s pre-petition debt was in default at December 31, 2001. As required by SOP 90-7, the Predecessor Company recorded Debtor’s pre-petition debt instruments at the allowed amount, as defined by SOP 90-7. Accordingly, the Predecessor Company accelerated the accretion of its debt discounts and recorded an expense of approximately $133.8 million during December 2001, which is included in reorganization expense in the Consolidated Statement of Operations. Reorganization expenses in 2001 also includes the write off of $11.8 million of deferred financing costs and $9.3 million of professional fees and other expenses directly related to the bankruptcy filing.

     Contractual interest expense not accrued or recorded on pre-petition debt was $13.0 million for 2001.

     The condensed statements of operations and cash flows of the Debtors for the year ended December 31, 2001 are presented as follows:

ARCH WIRELESS, INC.
DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001
(in thousands)

Revenues	$1,143,879
Operating expenses:
Cost of products sold (exclusive of items shown separately below)	40,932
Service, rental and maintenance (exclusive of items shown separately below)	301,306
Selling	135,476
General and administrative (exclusive of items shown separately below)	381,212
Depreciation and amortization	1,537,789
Reorganization expense	154,927
Other operating expenses	7,890

Total operating expenses	2,559,532

Operating loss	(1,415,653)
Interest expense, net (unrecorded contractual interest expense $12,963)	(215,574)
Gain on extinguishment of debt	34,229
Other expense	(29,668)

Loss before income tax benefit and accounting change	(1,626,666)
Income tax benefit	121,994

Loss before accounting change	(1,504,672)
Cumulative effect of accounting change	(6,794)

Net loss	$(1,511,466)

ARCH WIRELESS, INC.
DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2001
(in thousands)

Net cash provided by operating activities	$47,418

Cash flows from investing activities:
Additions to property and equipment, net	(102,243)
Additions to intangible and other assets	(3,101)
Sale of FCC licenses	177,150
Acquisition of companies, net of cash acquired	104

Net cash provided by investing activities	71,910

Cash flows from financing activities:
Repayment of long-term debt	(178,111)
Net proceeds from sale of preferred stock	75,000

Net cash used in financing activities	(103,111)

Net increase in cash and cash equivalents	16,217
Cash and cash equivalents, beginning of period	53,914

Cash and cash equivalents, end of period	$70,131

Supplemental disclosure:
Interest paid	$111,238

Reorganization expenses paid	$8,336

Issuance of common stock for debt	$11,643

Issuance of preferred stock for debt	$6,936

Preferred stock dividend	$7,260

     Although May 29, 2002 was the effective date of Arch’s emergence from bankruptcy, for financial reporting convenience, Arch accounted for consummation of the plan as of May 31, 2002.

     As a result of the application of fresh start accounting, Arch’s financial results during the year ended December 31, 2002 include two different bases of accounting and, accordingly, the operating results and cash flows of the Reorganized Company and the Predecessor Company are presented separately. The Reorganized Company’s financial statements are not comparable with those of the Predecessor Company’s.

     During the five months ended May 31, 2002, the Predecessor Company recorded reorganization expense of $22.5 million consisting of $15.3 million of professional fees, $3.1 million of retention costs and $4.1 million paid or accrued to settle specific pre-petition liabilities in conjunction with assumed contracts. Contractual interest expense not accrued or recorded on pre-petition debt totaled $76.0 million for the five months ended May 31, 2002.

     The fair value of the Reorganized Company’s long-term debt and equity on the effective date of the plan was determined to be $422.0 million ($416.1 million and $5.9 million related to domestic and Canadian operations, respectively). A third party financial advisor determined the value related to domestic operations based on a discounted cash flow analysis utilizing Arch’s projections for 2002 through 2006, discounted at rates ranging from 20% to 24%, and included the estimated effects of Arch’s net operating loss carry-forwards. To approximate the value of all future cash flows after the projection period, terminal multiples ranging from 4.0 to 5.0 were applied to 2006 forecasted net cash provided by operating activities less net cash used by investing activities. Management determined the value of the Canadian operations.

     The reorganization value of Arch was determined to be $535.2 million, which includes the fair value of the Reorganized Company’s long-term debt and equity plus the fair value of current liabilities of $113.2 million at the date of emergence. Under SOP 90-7, the reorganization value was allocated to tangible and identifiable intangible assets in accordance with SFAS No. 141, Business Combinations, and liabilities, including debt, were recorded at their net present values. The net effect of all fresh start accounting adjustments resulted in a gain of $47.9 million, which is reflected in the Predecessor Company financial statements for the five months ended May 31, 2002.

     The effects of the plan and the application of fresh start accounting on the Predecessor Company’s consolidated balance sheet were as follows:

ARCH WIRELESS, INC.
REORGANIZED CONSOLIDATED CONDENSED BALANCE SHEET
(unaudited and in thousands)

	Predecessor					Reorganized
	Company					Company
	May 31,	Debt		Fresh Start		May 31,
	2002	Discharge		Adjustments		2002
ASSETS
Current assets:
Cash and cash equivalents	$39,527	$—		$—		$39,527
Accounts receivable, net	58,679	—		—		58,679
Prepaid expenses and other	62,452	—		(16,325	)(D)	46,127

Total current assets	160,658	—		(16,325)		144,333
Property and equipment, net	369,022	(54	)(A)	564	(E)	369,532
Intangible and other assets, net	265	—		21,110	(E)	21,375

	$529,945	$(54)		$5,349		$535,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$30,190	$30,000	(B)	$(24,297	)(F)	$35,893
Accounts payable	8,945	—		—		8,945
Accrued expenses	61,835	—		—		61,835
Customer deposits and deferred revenue	58,879	—		(16,413	)(D)	42,466

Total current liabilities	159,849	30,000		(40,710)		149,139
Liabilities subject to compromise	2,037,509	(2,037,509	)(A)	—		—
Long-term debt, less current maturities	—	270,000	(B)	—		270,000
Other long-term liabilities	1,836	—		(1,836	)(F)	—
Stockholders’ equity (deficit)	(1,669,249)	1,737,455	(C)	47,895		116,101

	$529,945	$(54)		$5,349		$535,240

(A)	Discharge of pre-petition obligations including deferred gain on a sale leaseback and the write-off of associated fixed assets since the underlying lease agreement was rejected in conjunction with the reorganization.

(B)	Record new long-term debt issued pursuant to the plan of reorganization.

(C)	Record new common stock issued pursuant to the plan of reorganization valued at $116.1 million and the net gain on extinguishment of debt resulting from notes (A) and (B) above.

(D)	Eliminate the deferred cost and related deferred revenue associated with SAB 101 revenue recognition as the asset has no value and no payment or service obligation exists for the Reorganized Company.

(E)	Adjust property and equipment to the fair value of the assets based on an independent appraisal.

(F)	Adjust certain Canadian subsidiaries’ debt to fair value. Management determined the value of the bank debt in a manner consistent with the methodology used to value and restructure Arch’s domestic subsidiaries. Management believes this method was reasonable since no market existed for this debt and the operations of these subsidiaries are largely identical to the operations of Arch’s domestic subsidiaries. The valuation was based on projected cash flows of these subsidiaries.

4. Long Lived Assets

     Property and Equipment—Depreciation and amortization expense related to property and equipment totaled $696.8 million (including $447.4 million of the impairment charge — discussed below), $81.8 million, $100.4 million and $116.8 million for the year ended December 31, 2001, the five months ended May 31, 2002, the seven months ended December 31, 2002 and the year ended December 31, 2003, respectively.

     Arch adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, in 2002. SFAS No. 143 requires the recognition of liabilities and corresponding assets for future obligations associated with the retirement of assets. Arch has network assets that are located on leased transmitter locations. The underlying leases generally require the removal of equipment at the end of the lease term, therefore a future obligation exists. Arch has recognized cumulative asset retirement obligation assets of $4.7 million through December 31, 2003, $991,000 of which was recorded in 2003. Network assets have been increased to reflect these costs and depreciation is being recognized over their estimated lives, which range between one and ten years. Depreciation and amortization expense in 2003 includes $3.6 million related to depreciation of these assets. The asset retirement obligation, and the corresponding liabilities, that have been recorded to date generally relate to either Arch’s current plans to consolidate its networks or to the removal of assets at an estimated future terminal date.

     At December 31, 2002 and 2003, accrued expenses included $1.7 million and $1.0 million, respectively, of asset retirement liabilities related to Arch’s efforts to reduce the number of networks it operates. The primary variables associated with this estimate are the number and types of equipment to be removed and an estimate of the outside contractor fees to remove each asset. The costs associated with 2003 network consolidations exceeded the original removal cost estimate by $790,000 which is included in the cumulative asset discussed above. An additional adjustment to the original asset retirement obligation totaling $201,000 related to 2004 network consolidation was also recorded in 2003. This estimate was based on Arch’s 2004 operating plan. Since this is a short-term liability, the present value of the estimated retirement obligations is not materially different from the gross liability.

     At December 31, 2002 and 2003, other long-term liabilities included $788,000 and $815,000, respectively, related primarily to an estimate of the assets to be removed at an estimated terminal date and was recorded at its present value assuming a 24% credit adjusted risk free rate, which was derived based upon the yield of the 12% notes at the time Arch adopted SFAS No. 143. The undiscounted future obligation of approximately $5.6 million is being accreted to operating expense over a ten-year period using the interest method. This estimate is based on the transmitter locations remaining after Arch has consolidated the number of networks Arch operates and assumes the underlying leases continue to be renewed to that future date. The fees charged by outside contractors were assumed to increase by 3% per year.

     Effective October 1, 2002, Arch revised the estimated depreciable life of certain of its messaging equipment from 5 years to 1.25 years. This change in useful life resulted from the timing of Arch’s network rationalization program in order to align the useful lives of these assets with their planned removal from service. As a result of this change, depreciation expense increased approximately $12.1 million in the fourth quarter of 2002, approximately $9.3 million of which was due to adjusting the carrying value of certain pieces of this equipment to scrap value as they were removed from service at December 31, 2002.

     On July 1, 2001, Arch revised the estimated depreciable life of certain of its messaging and computer equipment from eight to five years. This change in useful life resulted from Arch’s expectations regarding future usage periods for this equipment considering current and future technological advances. As a result of this change, depreciation expense increased approximately $12.4 million in the second half of 2001.

     Assets Held for Sale—Arch currently owns eight office buildings. At December 31, 2003 two of these buildings had been listed for sale whereas at December 31, 2002 three had been listed for sale. One of the buildings included in assets held for sale at December 31, 2003 was also included at December 31, 2002. This building was on the market and had purchase offers that were not consummated for various reasons during the first half of 2003. During the fourth quarter of 2003, Arch accepted an offer for this building and the closing is contemplated in the second quarter of 2004. Since this offer was less than Arch’s carrying value of the building, Arch reduced the carrying value to the amount of the offer, less estimated costs to sell, resulting in an impairment loss of $317,000 recorded in the fourth quarter of 2003. Arch recognized an impairment loss of $788,000 in 2002. The impairment losses are included as a component of depreciation and amortization expense.

     The impairments were based upon estimated contractual sales price of the respective buildings less estimated costs to sell. The assets have been classified as “Assets held for Sale” at December 31, 2002 and 2003.

     Intangible and Other Assets—Intangible and other assets are comprised of the following at December 31, 2003 (in thousands):

	Useful	Gross Carrying	Accumulated
	Life	Amount	Amortization	Net Balance
Purchased subscriber lists	3 yrs	$3,547	$3,547	$—
Purchased Federal Communications Commission licenses	5 yrs	2,119	2,119	—
Other		3	—	3

		$5,669	$5,666	$3

     Intangible and other assets are comprised of the following at December 31, 2002 (in thousands):

	Useful	Gross Carrying	Accumulated
	Life	Amount	Amortization	Net Balance
Purchased subscriber lists	3 yrs	$10,807	$2,542	$8,265
Purchased Federal Communications Commission licenses	5 yrs	8,300	968	7,332
Other		3	—	3

		$19,110	$3,510	$15,600

     Aggregate amortization expense for intangible assets for the year ended December 31, 2001, the five months ended May 31, 2002, the seven months ended December 31, 2002 and the year ended December 31, 2003 was $887.7 million (including $528.7 million of the impairment charge referred to below), $0.9 million, $3.5 million and $2.2 million, respectively. Estimated amortization expense for intangible assets for fiscal years is zero.

     In conjunction with the adoption of SOP 90-7, the assets were recorded at their fair values based principally on a third-party appraisal.

     In July 2001, Arch developed projections in order to assess the carrying value of its long-lived assets. These projections were management’s best estimate, at the time, of future results based on lower than expected operating results for the quarter ended June 30, 2001 and potential year end liquidity constraints that could arise. The aggregate undiscounted cash flows from these projections was compared to the carrying value of the long-lived assets. Since the carrying value exceeded the aggregate undiscounted cash flows, fair value of the assets was determined based on a discounted cash flow analysis. As a result, Arch recorded an impairment charge of $976.2 million in the second quarter of 2001, which is included in depreciation and amortization expense in the statement of operations, and reduced the carrying value of certain one-way messaging equipment, computer equipment and intangible assets.

     In January 2001, Arch agreed to sell SMR licenses to Nextel Communications, Inc. Nextel acquired the SMR licenses for an aggregate purchase price of $175 million and invested approximately $75 million in a new equity issue, Arch series F 12% redeemable cumulative junior preferred stock. The transaction was completed in two stages. In February 2001, Nextel advanced $250 million in the form of a secured loan in the principal amount of $175 million and an unsecured loan in the principal amount of $75 million to a newly created, stand-alone Arch subsidiary that held the SMR licenses pending FCC regulatory approval of their transfer. The new Arch subsidiary was not permitted to engage in any business other than ownership and maintenance of the SMR licenses and did not have any liability or obligation with respect to any of the debt obligations of Arch or its subsidiaries. In May 2001, upon transfer of the SMR licenses to Nextel, the principal amount of the secured loan was offset against the $175.0 million aggregate purchase price for the SMR licenses, and the principal amount of the unsecured loan was exchanged for shares of series F preferred stock. Accrued interest on the secured and unsecured loans was also paid in series F preferred stock.

5. Debt

     Debt consisted of the following (in thousands):

	December 31,
	2002		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
10% Senior Subordinated Secured Notes due 2007	$110,000	$103,400	$—	$—
12% Subordinated Secured Compounding Notes due 2009	107,185	62,167	60,000	63,600

	217,185		60,000
Less—Current maturities	55,000		20,000

Long-term debt	$162,185		$40,000

     Arch’s debt financing consists of fixed rate senior notes. Arch’s fixed rate senior notes are traded publicly. The fair values of the fixed rate senior notes were based on current market quotes as of December 31, 2002.

     Arch’s debt consists of fixed rate senior notes, which are publicly traded. The fair values of the fixed rate senior notes were based on market quotes as of December 31, 2002 and 2003. There is often limited trading in our notes and therefore quoted prices may not be an indication of the value of the notes.

     Upon the effective date of the plan of reorganization, all of Arch’s pre-petition bank debt and senior notes, except debt issued by two of Arch’s Canadian subsidiaries, were discharged and terminated and a $50 million debtor-in-possession credit facility obtained by the Debtors in connection with the chapter 11 filing was terminated. No borrowings were outstanding on the debtor-in-possession credit facility.

     On the effective date of the plan of reorganization, AWHI issued $200 million of its 10% Senior Subordinated Secured Notes due 2007 and $100 million of its 12% Subordinated Secured Compounding Notes due 2009. The 10% notes accrued interest at 10% per annum payable semi-annually in arrears. The 10% notes were secured by a lien on substantially all the assets of Arch. Arch completed the repayment of these notes during 2003.

     Interest compounded semi-annually on the 12% notes at 12% per annum from May 29, 2002 through May 15, 2003 resulting in the 12% notes having an aggregate compounded value of $111.9 million. Upon repayment of the 10% notes, interest on the 12% notes became due semi-annually in cash on May 15 and November 15 which commenced November 15, 2003. The 12% notes are secured by a lien on substantially all the assets of Arch. AWHI is required to redeem the 12% notes semi-annually to the extent AWHI’s cash balance exceeds certain levels. AWHI must also redeem the 12% notes from the net cash proceeds from: (1) the sale of assets in excess of $2 million and (2) certain amounts from insurance or condemnation proceeds. In addition to required redemptions, AWHI may redeem the 12% notes at a redemption price equal to the following percentage of the outstanding compounded value plus accrued and unpaid interest through the purchase date:

•	Prior to May 15, 2007 — 106%;

•	May 15, 2007 to May 14, 2008 — 104%;

•	May 15, 2008 to May 14, 2009 — 102%;

•	on maturity date of May 15, 2009 — 100%.

     During 2003, Arch entered into several transactions to reduce the balance of its 12% notes, including:

•	in October 2003, the repurchase and retirement of notes with $22.4 million aggregate compounded value

•	the mandatory redemption of $2.7 million compounded value on November 15, 2003

•	the optional redemption of $11.8 million and $15 million compounded value on November 20 and December 31, 2003, respectively

•	the announcement on December 31, 2003 of the optional redemption of $10 million compounded value which was made on January 30, 2004, and

•	subsequent to December 31, 2003, announced the optional redemption of an additional $10 million compounded value to be made in March 2004.

If a change in control (as defined in the indenture) occurs, AWHI will be required to make an offer to purchase the 12% notes at 101% of the outstanding principal amount plus accrued and unpaid interest through the purchase date.

     The indentures for the 12% notes impose restrictions on Arch and its subsidiaries, including the following:

•	prohibition on restricted payments, including cash dividends, redemptions of stock or stock equivalents and optional payments on debt subordinated to the notes;

•	prohibition on incurring additional indebtedness;

•	prohibition on liens on its assets;

•	prohibition on making or maintaining investments except for permitted cash-equivalent type instruments;

•	prohibition on consolidations, mergers or sale of assets outside the ordinary course of business;

•	prohibition on transactions with affiliates; and

•	compliance with certain quarterly financial covenants including, but not limited to, (i) minimum earnings before interest, income taxes, depreciation and amortization, (ii) minimum number of direct units in service, (iii) minimum total consolidated service, rental and maintenance revenues and (iv) maximum capital expenditures.

     Arch was in compliance with its financial covenants at December 31, 2003.

     In March 2003, Arch entered into a supplemental indenture for the 12% notes to amend certain provisions of the indentures, including certain financial covenants through March 31, 2004. In February 2004, Arch entered into an additional supplemental indenture to waive the financial covenants associated with (1) minimum earnings before interest, income taxes, depreciation and amortization, (2) minimum number of direct units in service and (3) minimum total consolidated service, rental and maintenance revenues for the quarters ended June 30, 2004 through March 31, 2005.

     Without these supplemental indentures, Arch may not have been in compliance with certain financial covenants on various future dates.

     Maturities of Debt—Scheduled long-term debt maturities at December 31, 2003 are as follows (in thousands):

Year Ending December 31,
2004	$20,000
2005	—
2006	—
2007	—
2008	—
Thereafter	40,000

$60,000

     Canadian Subsidiaries’ Bank Debt—PageNet Canada, Inc. and Madison Telecommunications, Inc. (collectively the “Canadian Subsidiaries”) were in default under their credit agreements at December 31, 2001 and were operating in accordance with forbearance agreements dated April 5, 2002. The forbearance agreements outlined the conditions under which the Canadian Subsidiaries could continue operations and included a specific timeline for management to arrange for a strategic alliance or a merger or acquisition. Since these conditions were not met, on October 2, 2002 the creditors issued demand letters to the Canadian Subsidiaries. These letters demanded payment of all outstanding obligations and terminated the April 5, 2002 forbearance agreements. Subsequent to receipt of the demand letters, the Canadian Subsidiaries requested and received approval for a subsequent forbearance. The subsequent forbearance agreements require management of the Canadian Subsidiaries to arrange and complete a transaction, on terms acceptable to the creditors, involving the sale or assignment of the indebtedness or a sale of the Canadian Subsidiaries or all of their assets.

     On December 9, 2002, the Canadian Subsidiaries and a group of investors, including Arch, entered into an agreement to purchase and restructure the credit facilities of the Canadian Subsidiaries. The group purchased the rights of the bank creditors under the credit agreements for CDN$7,000,000 (inclusive of CDN$829,250 in broker fees and service taxes), including Arch’s share of CDN$700,000. The group purchased a 90% economic interest in the Canadian Subsidiaries in conjunction with the purchase and assumption of the bank credit facilities. The remaining 10% equity interest was split evenly between Arch, the minority shareholder of the Canadian Subsidiaries and management of the Canadian Subsidiaries. Therefore, on a post-restructuring basis, Arch owns 12.33% of the Canadian Subsidiaries. Effective with this transaction Arch discontinued the consolidation of the Canadian Subsidiaries. Since Arch will have a representative on the board of directors of the restructured Canadian Subsidiaries, Arch will account for this investment utilizing the equity method of accounting. The carrying value of the investment in the Canadian Subsidiaries is currently zero, therefore Arch will not recognize its share of losses from these subsidiaries.

     Debt Exchanged for Equity—In 2001, Arch issued 18,905,989 shares of Arch common stock in exchange for $50.8 million accreted value ($51.0 million maturity value) of its senior discount notes. Arch recorded a gain of $34.2 million on the extinguishment of debt as a result of these transactions.

6. Stockholders’ Equity

     New Common Stock—Upon the effective date of the plan of reorganization all of the Predecessor Company’s preferred and common stock, and all stock options were cancelled. The Reorganized Company’s authorized capital stock consists of 50,000,000 shares of common stock. Each share of common stock has a par value of $0.001 per share. As of December 31, 2003, Arch had issued and outstanding 19,483,477 shares of common stock and the remaining 516,523 shares will be issued pursuant to the plan of reorganization from time to time as unsecured claims are resolved. The plan provides that exactly 20,000,000 shares will be issued, however, the number of shares of new common stock to be distributed to individual former unsecured creditors is contingent upon the resolution of their individual claims. All 20,000,000 shares were deemed issued and outstanding for accounting purposes at December 31, 2002 and 2003.

     As provided in the plan of reorganization, Arch adopted the 2002 Stock Incentive Plan which authorizes the grant of up to 950,000 shares of common stock of the Reorganized Company to be issued pursuant to the plan which was subsequently increased to 1,200,000 shares as described in the discussion of stock options below. On May 29, 2002, November 5, 2002 and June 27, 2003, 882,200, 17,800 and 29,257 shares, respectively, were issued, at $0.001 per share, to certain members of continuing management. On May 29, 2003, 316,998 shares vested and 316,998 and 295,261 shares will vest on May 29, 2004 and May 29, 2005, respectively, subject to adjustment. Any unvested shares granted under the 2002 Stock Incentive Plan are subject to repurchase by Arch at the issue price of $0.001 per share if the employment of an employee entitled to such grant is terminated for any reason other than, in the case of Arch’s chief executive officer, its president and chief operating officer and its executive vice president and chief financial officer, a change of control. The fair value of the shares was deemed to be $6.09 per share at the date of emergence from bankruptcy, therefore, compensation expense associated with the shares issued at that time was approximately $5.4 million. Arch’s share price on November 5, 2002 was $0.53 per share, which resulted in additional total compensation expense of $9,000. These amounts are being recognized ratably over the three-year vesting period, $1.8 million of which was included in stock based and other compensation for the year ended December 31, 2003. The remaining shares authorized under the 2002 Stock Incentive Plan will become issuable to management at $0.001 per share upon resolution of unsecured claims to the extent allowable under the plan of reorganization.

     Additional Paid in Capital—During the quarter ended December 31, 2003, additional paid in capital increased by $217.0 million as a result of the reduction in the valuation allowance previously recorded against Arch’s deferred tax assets (see Note 7).

     Earning Per Share—Basic earnings per share is computed on the basis of the weighted average common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average common shares outstanding plus the effect of outstanding stock options using the “treasury stock” method.

     The components of basic and diluted earnings per share were as follows (in thousands, except share and per share amounts):

	Predecessor Company		Reorganized Company
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2001	2002	2002	2003
Net income (loss)	$(1,576,363)	$1,658,922	$827	$16,128

Weighted average shares of common stock outstanding	178,424,997	182,434,590	20,000,000	20,000,000
Dilutive effect of:
Options to purchase common stock.	—	—	—	34,476

Weighted average shares of common stock and common stock equivalents	178,424,997	182,434,590	20,000,000	20,034,476

Earnings per share:
Basic	$(8.83)	$9.09	$0.04	$0.81
Diluted	$(8.83)	$9.09	$0.04	$0.81

     For the year ended December 31, 2001, the dilutive effect of 6,166,000, 19,000 and 2,005,000 potential common shares for Predecessor Company stock issuable upon exercise or conversion of Predecessor Company stock options and warrants, subordinated debentures and Series C Preferred Stock, respectively, were not considered in the calculation of diluted net income (loss) per common share, as their effect would have been anti-dilutive. Therefore, diluted net income (loss) per common share is the same as basic net income (loss) per common share. The Reorganized Company had no outstanding stock options, warrants or other convertible securities in 2002.

     Redeemable Series C Cumulative Convertible Preferred Stock—The Predecessor Company’s Series C Preferred Stock was convertible into common stock at a conversion price of $16.38 per share and bore dividends at an annual rate of 8.0%. The balance of $32.8 million, which included accrued dividends through December 5, 2001, was included in liabilities subject to compromise at December 31, 2001.

     Series F Redeemable Cumulative Junior Preferred Stock— In May 2001, Predecessor Company issued 793,219 shares of series F preferred stock. The series F preferred stock was convertible into common stock at a conversion price equal to the then prevailing market price of the common stock per share and bore dividends at an annual rate of 12.0%. The balance of $86.9 million, which included accrued dividends through December 5, 2001, was included in liabilities subject to compromise at December 31, 2001.

     Stock Options—On June 12, 2003, Arch’s stockholders approved an amendment to the 2002 Stock Incentive Plan that increased the number of shares of common stock authorized for issuance under the plan from 950,000 to 1,200,000. In connection with the amendment to the plan, options to purchase 249,996 shares of common stock at an exercise price of $0.001 per share and 10 year term were issued to certain members of the board of directors. The options vested 50% upon issuance and the remaining 50% will vest on May 29, 2004. The compensation expense associated with these options of $1.7 million is being recognized in accordance with the fair value provisions of SFAS No. 123 over the vesting period of the options, $1.3 million of which was recognized in 2003 and $358,000 of which has been deferred. The compensation expense was calculated utilizing the Black-Scholes option valuation model assuming: a risk-free interest rate of 1%, an expected life of 1.5 years, an expected dividend yield of zero and an expected volatility of 79% which resulted in a fair value per option granted of $6.65.

     The Predecessor Company had stock option plans, which provided for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase common stock. Incentive stock options were granted at exercise prices not less than the fair market value on the date of grant. Options generally vested over a five-year period from the date of grant. However, in certain circumstances, options were immediately exercisable in full. Options generally had a duration of 10 years. All outstanding options under these plans were terminated in accordance with Arch’s plan of reorganization.

     The following table summarizes the activity under Arch’s stock option plans for the periods presented:

		Weighted
	Number	Average
	Of	Exercise
	Options	Price
Options outstanding at December 31, 2000	7,946,992	$12.86
Granted	185,000	0.90
Exercised	—	—
Terminated	(1,965,931)	30.73

Options outstanding at December 31, 2001	6,166,061	6.80
Terminated	(6,166,061)	6.80
Options outstanding at December 31, 2002	—	—

Granted	249,996	0.001
Exercised	—	—

Options outstanding at December 31, 2003	249,996	$0.001

Options exercisable at December 31, 2003	124,998	$0.001

     Prior to 2003, Arch accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. In computing the pro forma amounts, Arch assumed risk-free interest rates of 4.5% — 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 0% — 93%.

     The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 2001 were $0.19.

7. Income Taxes

     Arch accounts for income taxes under the provisions of SFAS No. 109. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     The components of Arch’s net deferred tax asset (liability) at December 31, 2002 and 2003 are as follows (in thousands):

	2002	2003
Deferred tax assets	$204,935	$219,552
Deferred tax liabilities	—	—

	204,935	219,552
Valuation allowance	(204,935)	—

	$—	$219,552

     The approximate effect of each type of temporary difference and carryforward at December 31, 2002 and 2003 is summarized as follows (in thousands):

	2002	2003
Net operating losses	$—	$41,022
Intangibles and other assets	152,586	123,479
Property and equipment	14,495	21,669
Contributions carryover	2,798	3,176
Accruals and reserves	35,056	30,206

	204,935	219,552
Valuation allowance	(204,935)	—

	$—	$219,552

     SFAS No. 109 requires Arch to evaluate the recoverability of its deferred tax assets on an ongoing basis. The assessment is required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion or all of Arch’s net deferred assets will be realized in future periods. Upon emergence from bankruptcy, the Company had not generated income before tax expense for any prior year, projections indicated losses before tax expense for early future periods and the Company had just reorganized under chapter 11. Since significant positive evidence of realizability did not exist, Arch established a valuation allowance against its net deferred tax assets at that time. For the year ended December 31, 2002, Arch generated income before tax expense and bankruptcy-related gains and charges of $18 million. While income before tax was positive evidence, management did not believe it was sufficient to overcome the negative evidence discussed above, therefore the full valuation allowance was retained at December 31, 2002. Arch reclassified certain elements of its deferred tax attributes as of December 31, 2002 to conform to the 2003 presentation. The reclassifications had no impact on the carrying value of the net deferred tax asset as of December 31, 2002 or on the tax provision as reported for fiscal 2002.

     During the quarter ended December 31, 2003, management determined the available positive evidence carried more weight than the historical negative evidence and concluded it was more likely than not that the net deferred tax assets would be realized in future periods. Therefore, the $219.6 million valuation allowance was released in the quarter ended December 31, 2003. The positive evidence management considered included operating income and cash flows for 2002 and 2003, Arch’s repayment of debt well ahead of scheduled maturities and anticipated operating income and cash flows for future periods in sufficient amounts to realize the net deferred tax assets.

     Under the provisions of SFAS No. 109, reductions in a deferred tax asset valuation allowance that existed at the date of fresh start accounting are first credited against an asset established for reorganization value in excess of amounts allocable to identifiable assets, then to other identifiable intangible assets existing at the date of fresh start accounting and then, once these assets have been reduced to zero, credited directly to additional paid in capital. The release of the valuation allowance described above reduced the carrying value of intangible assets by $2.3 million and $13.4 million for the seven month period ended December 31, 2002 and the year ended December 31, 2003, respectively, and the remaining reduction of the valuation allowance of $217.0 million was recorded as an increase to stockholders’ equity.

     In accordance with provisions of the Internal Revenue Code, Arch was required to apply the cancellation of debt income arising in conjunction with the provisions of its plan of reorganization against tax attributes existing as of December 31, 2002. The method utilized to allocate the cancellation of debt income is subject to varied interpretations of various tax laws and regulations which have a material effect on the tax attributes remaining after allocation and thus, the future tax position of Arch. As a result of the method used to allocate cancellation of debt income for financial reporting purposes as of December 31, 2002, Arch had no net operating losses remaining and the tax basis of certain other tax assets were reduced. In August 2003, the IRS issued additional regulations regarding the allocation of cancellation of debt income. Arch evaluated these regulations and determined that an alternative method of allocation was more probable than the method utilized at December 31, 2002. This method resulted in approximately $19.0 million of additional deferred tax assets and stockholders’ equity being recognized in 2003 than would have been recognized using the allocation method applied for financial reporting purposes as of December 31, 2002. Had this revised method been utilized at December 31, 2002, the only effect on the Company’s consolidated financial statements would have been the gross amounts disclosed in the tables above as Arch had concluded at that point in time, that a full valuation allowance was appropriate.

     The following is a reconciliation of the United States federal statutory rate of 35% to the Company’s effective tax rate for each of the periods indicated:

	Seven Months	Year
	Ended	Ended
	December 31,	December 31,
	2002	2003
Federal income tax at statutory rate	35.0%	35.0%
Increase/(decrease) in taxes resulting from:
State income taxes, net of federal tax benefit	6.2	5.1
Non-deductible bankruptcy related expenses	31.3	—
Other	0.8	0.1

Effective tax rate	73.3%	40.2%

8. Commitments and Contingencies

     Arch, from time to time is involved in lawsuits arising in the normal course of business. Arch believes that its pending lawsuits will not have a material adverse effect on its financial position or results of operations.

     Arch has operating leases for office and transmitter locations with lease terms ranging from one month to approximately eighteen years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Future minimum lease payments under noncancellable operating leases at December 31, 2003 are as follows (in thousands):

Year Ending December 31,
2004	57,884
2005	36,194
2006	17,923
2007	6,192
2008	1,566
Thereafter	2,354

Total	$122,113

     Total rent expense under operating leases for the year ended December 31, 2001, the five months ended May 31, 2002, the seven months ended December 31, 2002 and the year ended December 31, 2003 approximated $150.7 million, $59.8 million, $76.2 million and $121.9 million respectively.

     As a result of various decisions by the Federal Communications Commission, over the last few years, Arch no longer pays fees for the termination of traffic originating on the networks of local exchange carriers providing wireline services interconnected with the Company’s services and in some instances Arch received refunds for prior payments to certain local exchange carriers. Arch had entered into a number of interconnection agreements with local exchange carriers in order to resolve various issues regarding charges imposed by local exchange carriers for interconnection. Arch may be liable to local exchange carriers for the costs associated with delivering traffic that does not originate on that local exchange carrier’s network, referred to as transit traffic, resulting in some increased interconnection costs for the Company, depending on further Federal Communications Commission disposition of these issues and the agreements reached between Arch and the local exchange carriers. If these issues are not ultimately decided through settlement negotiations or via the Federal Communications Commission in Arch’s favor, the Company may be required to pay past due contested transit traffic charges not addressed by existing agreements or offset against payments due from local exchange carriers and may also be assessed interest and late charges for amounts withheld. Although these requirements have not, to date, had a material adverse effect on Arch’s operating results, these or similar requirements could, in the future, have a material adverse effect on the Company’s operating results.

     In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45

clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Arch adopted FIN No. 45 on January 1, 2003. In February 2003, as permitted under Delaware law, Arch entered into indemnification agreements with 18 persons, including each of its directors and certain members of management, for certain events or occurrences while the director or member of management is, or was serving, at its request in such capacity. The maximum potential amount of future payments Arch could be required to make under these indemnification agreements is unlimited; however, Arch has a director and officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid under the terms of the policy. As a result of Arch’s insurance policy coverage, Arch believes the estimated fair value of these indemnification agreements is immaterial. Therefore in accordance with FIN No. 45, Arch has not recorded a liability for these agreements as of December 31, 2003.

9. Employee Benefit Plans

     Retirement Savings Plans—Arch has had multiple retirement savings plans since its acquisitions of MobileMedia and PageNet in 1999 and 2000, respectively, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. During 2002, Arch completed the consolidation of these plans into one plan. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. Each of the current and former plans provide for employer matching contributions. Aggregate matching contributions for the year ended December 31, 2001, the five months ended May 31, 2002, the seven months ended December 31, 2002 and the year ended December 31, 2003 approximated $1.6 million, $0.7 million, $0.6 million and $0.8 million, respectively.

10. Other Long-Term Liabilities

     In June 2003, Arch’s board of directors approved a long-term incentive plan to retain and attract key members of management and to align their interests with those of Arch’s shareholders. Payments under this plan will be based on the annual management incentive payment for 2003, which will be paid in the first quarter of 2004. At that time, the amount of the annual incentive payment will be converted into a number of units, which will be derived based on the average price of Arch’s common stock for ten days prior to the annual incentive payment. Payment under the long-term incentive plan will occur on the second anniversary following the 2003 annual incentive payment. The amount of the payment will be determined by multiplying the number of units for each participant by the average price of Arch’s common stock at that point in time. Therefore, the liability associated with the long-term incentive plan will fluctuate in each reporting period based on the price of Arch’s common stock in each reporting period. Each participant’s units vest as follows: 1/3 upon the 2003 annual incentive payment date and 1/3 on each subsequent anniversary. The plan includes provisions that require payment prior to the second anniversary following the 2003 annual incentive payment under certain circumstances, such as the involuntary termination of a participant without cause or a change in control of Arch. At December 31, 2003 and for the year then ended, other long-term liabilities and stock based and other compensation include $3.1 million associated with this plan.

     During 1998 and 1999, Arch sold communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and leased space on the towers on which it maintained transmitters and related equipment to service its messaging network. Net proceeds from the sales were approximately $33.4 million, Arch used the net proceeds to repay indebtedness under its then existing credit facility. Arch entered into options to repurchase each tower and until the continuing involvement ended the gain on the sale of the tower sites was deferred and included in other long-term liabilities. Approximately $3.1 million and $1.3 million of this gain was recognized in the statement of operations and was included in operating income for the year ended December 31, 2001 and for the five months ended May 31, 2002, respectively. The remaining balance of $13.5 million was recorded as a gain on extinguishment of debt upon Arch’s emergence from bankruptcy.

11. Restructuring Reserves

     At December 31, 2003, Arch recorded an $11.5 million restructuring charge associated with a lease agreement for transmitter locations. Under the terms of this agreement Arch is required to pay certain minimum amounts for a designated number of transmitter locations, however, during the quarter, Arch determined the designated number of transmitter locations was in excess of the Company’s current and anticipated needs. The remaining obligation associated with this agreement will be paid over the next six quarters.

     At December 31, 2001, the Predecessor Company had restructuring reserves, which primarily represented lease cancellation costs totaling $17.5 million. Arch rejected the underlying leases pursuant to the Company’s chapter 11 bankruptcy proceedings, therefore the reserve balances were recognized in the statement of operations and are included in gain on extinguishment of debt in the five months ended May 31, 2002.

12. Segment Reporting

     In conjunction with its emergence from chapter 11 during the quarter ended June 30, 2002, Arch reassessed the segment disclosure requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Due to various operational changes which occurred before and during the bankruptcy proceedings, such as the elimination of dedicated sales and management resources for two-way messaging. Arch no longer believes that its one and two-way messaging operations meet the disclosure standards of separate operating segments as set forth in SFAS No. 131. Therefore, Arch believes it currently has two operating segments: domestic operations and international operations, but no reportable segments, as international operations are immaterial to the consolidated entity. As of December 2002, Arch no longer consolidates the results of two of its Canadian Subsidiaries, therefore the disclosures below reflect the subsidiaries’ results up to that date (see Note 5).

Geographic Information

	Predecessor Company		Reorganized Company
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2001	2002	2002	2003
Revenues:
United States	$1,144,213	$357,630	$443,635	$597,478
Canada	19,301	7,730	9,734	—

Total	$1,163,514	$365,360	$453,369	$597,478

	Reorganized Company	Reorganized Company
	December 31, 2002	December 31, 2003
Long-lived assets:
United States	$322,693	$217,248
Canada	—	—

Total	$322,693	$217,248

     Prior to emergence from chapter 11, Arch had determined that it had three reportable segments; one-way messaging operations, two-way messaging operations and international operations. Management made operating decisions and assessed individual performances based on these segments. One-way messaging operations consisted of the provision of paging and other one-way messaging services to Arch’s U.S. customers. Two-way messaging operations consisted of the provision of two-way messaging services to Arch’s U.S. customers. International operations consisted of the operations of Arch’s Canadian Subsidiaries.

     Each of these segments incurred, and were charged, direct costs associated with their separate operations. Common costs shared by one and two-way messaging operations were allocated based on the estimated utilization of resources using various factors that attempted to mirror the true economic cost of operating each segment.

     The following table presents financial information related to Arch’s segments as of and for the year ended December 31, 2001 and as of and for the five months ended May 31, 2002 (in thousands):

	One-way	Two-way
	Messaging	Messaging	International
Year Ended December 31, 2001:	Operations	Operations	Operations	Consolidated

Revenues	$1,042,767	$101,446	$19,301	$1,163,514
Depreciation and amortization expense	1,467,864	69,925	46,693	1,584,482
Operating income (loss)	(1,338,525)	(76,864)	(44,273)	(1,459,662)
Total assets	375,558	221,741	54,334	651,633
Capital expenditures	50,823	54,806	3,856	109,485
Five Months Ended May 31, 2002:
Revenues	$303,773	$53,857	$7,730	$365,360
Depreciation and amortization expense	42,231	36,418	4,071	82,720
Operating income (loss)	43,622	(26,150)	(3,229)	14,243
Capital expenditures	19,995	23,796	683	44,474

13. Quarterly Financial Results (Unaudited)

     Quarterly financial information for the years ended December 31, 2002 and 2003 is summarized below (in thousands, except per share amounts):

	Predecessor Company		Reorganized Company
		Two Months	One Month
	First	Ended	Ended	Third	Fourth
	Quarter	May 31 (1)	June 30	Quarter	Quarter (2)
Year Ended December 31, 2002:
Revenues	$233,545	$131,815	$68,967	$202,157	$182,245
Operating income	13,287	956	3,511	16,925	4,890
Net income (loss)	4,546	1,654,376	347	8,826	(8,346)
Basic/diluted net income (loss) per common share	0.02	9.07	0.02	0.44	(0.42)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter (3)
Year Ended December 31, 2003:
Revenues	$164,753	$154,076	$143,623	$135,026
Operating income	15,956	13,669	13,795	2,695
Net income (loss)	6,071	5,244	6,186	(1,373)
Basic/diluted net income (loss) per common share	0.30	0.26	0.31	(0.07)

(1)	Upon emergence from bankruptcy, Arch recorded a gain of $1.6 billion from the discharge and termination of debt, a gain of $47.9 million due to fresh start accounting adjustments and recognized $16.3 million of reorganization expenses during the two months ended May 31, 2002 (see Note 3).

(2)	In the fourth quarter of 2002, Arch recorded additional depreciation expense of $12.1 million on certain types of one-way transmitters. The useful life of these transmitters was reduced to be consistent with their removal from service in connection with our program to reduce the number of networks we operate.

(3)	In the fourth quarter of 2003, Arch recorded an $11.5 million restructuring charge associated with a lease agreement (see Note 11). In addition, general and administrative expenses for the fourth quarter of 2003 include approximately $3.6 million related to changes in estimates resulting in accrual reductions for various sales and property related taxes.